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                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is entered into as of the 21st day of December 1998, by and between Andaman Investments Inc., a British Columbia, Canada corporation, and/or its Nominees, and/or its Assigns (the "Purchaser"), Alta California Broadcasting, Inc. ("Alta"), a wholly-owned subsidiary of Redwood Broadcasting, Inc., a Colorado corporation, (the "Company") and the shareholders of the Company listed on the signature pages hereto (each, individually, a Seller, and collectively, the "Sellers"). (Capitalized terms not otherwise defined herein shall have the meaning set forth on Exhibit A hereto.)

                                  WITNESSETH:

     WHEREAS, the Sellers own a majority of the outstanding shares of Common stock, par value $0.004 par share (the "Common Stock") of the Company;

     WHEREAS, John C. Power ("Power") and J. Andrew Moorer ("Moorer") are Officers and Directors for the Company;

     WHEREAS, the Purchaser wishes to acquire from the Sellers, and the Sellers wish to sell to the Purchaser, 690,000 shares of the Common Stock (the "Purchase");

     WHEREAS, immediately prior to the closing of the Purchase, the Company will contribute all of its assets (other than the Retained Assets as defined below) and all of its liabilities to Alta and distribute all of the shares of Alta to a trust (the "Spin-Off Trust") for the benefit of the shareholders of the Company pro-rata (such transaction, the "Spin-Off");

     WHEREAS, in order to induce the Purchaser to enter into this Agreement, certain of the Sellers are simultaneously entering into an Indemnity Agreement with the Purchaser;

     NOW, THEREFORE, for and in consideration of the premises and the mutual promises, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

     NOW, THEREFORE, for and in consideration of the premises and the mutual promises, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

1.   Purchase and Sale of Common Stock.
     ---------------------------------

     1.1 Subject to the terms and conditions of this Agreement, the Sellers hereby agree to sell, assign, transfer, and convey to the Purchaser, and the Purchaser hereby agrees to purchase from the Sellers, at the Closing (as defined in Section 1.3), an aggregate of 690,000 shares of the Common Stock of the Company (the "Shares") as set forth on Exhibit B hereto (which Exhibit lists the number of Shares being sold by each Seller). The Sellers shall deliver the Shares to Corporate Stock Transfer, Inc., the Company's Registrar and Stock Transfer Company, as escrow agent ("Escrow Agent"). Upon delivery to the Escrow Agent, the stock certificates representing the Shares shall be duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in each case in proper form for transfer, and with all stock transfer and any other required documentary stamps affixed thereto.

     1.2  CONSIDERATION.      As consideration for the Shares being sold to
the Purchaser, the Purchaser agrees to pay to Escrow Agent, at the Closing, the total sum of Sixty Two Thousand One Hundred Dollars (US$ 62,100.00), pursuant to an escrow letter agreement to be reasonably agreed upon by Sellers and Purchaser.

     1.3 CLOSING. The Exchange will be consummated (the "Closing") at the offices of the Company at 9:00 a.m. on December 24th, 1998 or, if all of conditions in Section 7 have not been satisfied or waived at that time, on the first business day after satisfaction or waiver of all such conditions (the "Closing Date"), but in no event, later than December 31, 1998, unless this Agreement has been earlier terminated in accordance with its terms.

2.   Representations, Warranties and Agreements of the Sellers.
     ---------------------------------------------------------

     Each Seller hereby represents and warrants to the Purchaser, severally and not jointly, that:

     2.1 AUTHORITY; APPROVAL. Such Seller has all requisite power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller, if not a natural person, and the consummation by such Seller of the transactions contemplated hereby has been duly authorized by all necessary corporate, partnership or trust action and no other proceedings on the part of such Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery thereof by Purchaser, constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally.

     2.2 NO CONFLICT. The execution and delivery of this Agreement by such Seller and any other transaction contemplated hereby, do not, and the performance of this Agreement by such Seller will not, (i) conflict with or violate the Articles of Incorporation or Bylaws, or the equivalent organizational documents, in each case as amended or restated, of such Seller, if not a natural person, (ii) conflict with or violate any Laws applicable to such Seller or by which any of its properties are bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of such Seller pursuant to any contract, agreement or other instrument to which such Seller is a party or by which such Seller is bound or affected, except for any such conflicts or violations described in clause (ii) and except for any such breach, default or event described in clause (iii) that does not affect such Seller's ability to perform its obligations hereunder.

     2.3 NO APPROVALS. The execution and delivery of this Agreement by such Seller does not, and the performance of this Agreement by such Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, either domestic or foreign ("Governmental Entities"), other than any such consents, approvals, authorizations or permits that have been obtained or such filings or notifications that have been made.

     2.4 ABSENCE OF LITIGATION. There is no Litigation pending or, to the knowledge and belief of such Seller, threatened against, affecting or involving such Seller which seeks to prevent or challenge the transactions contemplated hereby, or which seeks to challenge the record ownership of the Common Stock by such Seller, and such Seller is not subject to any Orders, except for Orders that do not prevent or challenge the transactions contemplated hereby and do not challenge the record ownership of the Common Stock by such Seller.

     2.5 ACCURACY OF INFORMATION: FULL DISCLOSURE. Neither this Agreement, nor any certificate, exhibit, schedule or other instrument or list or information, in each case relating to such Seller and furnished by or on behalf of such Seller pursuant to this Agreement, or any of the documents relating to such Seller and furnished by or on behalf of such Seller to Purchaser, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading.

     2.6 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller, individually or as part of a group.

     2.7 TITLE. Seller has good and marketable title to the Common Stock proposed to be sold by such Seller hereunder and full right, power and authority to sell, assign, transfer and deliver such Company Common Stock hereunder, free and clear of all Encumbrances (other than those imposed by the Securities Act of 1933 and the securities or Blue Sky laws of certain jurisdictions); and upon delivery of and payment for such Common Stock hereunder, the Purchaser will acquire good and marketable title thereto, free and clear of all Encumbrances.

3.   Representations, Warranties and Agreements of Alta, Power and Moorer.
     --------------------------------------------------------------------

     Alta, Power and Moorer represent and warrant to the Purchaser that:

     3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of each of their respective jurisdictions of incorporation or organization, as the case may be, has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as is now being conducted.

     3.2 ARTICLES OF INCORPORATION AND BYLAWS. The Company has heretofore furnished to the Purchaser complete and correct copies of the articles of incorporation ("Articles of Incorporation") or bylaws ("Bylaws") or the equivalent organizational documents, in each case as amended or restated (collectively, "Organizational Documents") of the Company, which are in full force and effect on the date hereof. The Company is not in violation of any of the provisions of any of its Organizational Documents.

     3.3  CAPITALIZATION; TITLE TO SHARES.

          3.3.1 AUTHORIZED CAPITAL STOCK. The authorized capital stock of the Company consists two million five hundred thousand (2,500,000) shares of preferred stock, par value $.04 per share, of which none are outstanding, and twelve million five hundred thousand (12,500,000) shares of common stock, $0.004 par value, of which, as of the date hereof one million four hundred ten thousand (1,410,000) shares of common stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non assessable and not subject to preemptive rights created by statute, the Company's Organizational Documents or any agreement to which the Company is a party or is bound. Each of the outstanding shares of capital stock of, or other equity interests in, each of the Company and its subsidiaries is duly authorized and validly issued, and, in the case of shares of capital stock, fully paid and non assessable, and such shares or other equity interests owned by the Company or another subsidiary of the Company are owned free and clear of all Encumbrances.

          3.3.2 NO OPTIONS, ETC. Except as set forth in note 8 to the Company's financial statements for the fiscal year ended March 31, 1998, and except for the obligations pursuant to the agreement dated January 31, 1997 by and between Merit Broadcasting, Inc. and Power Curve, Inc., there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock of, or other equity interests in, the Company, or obligating the Company to grant, issue or sell any shares of the capital stock of, or other equity interests in, the Company, by sale, lease, license or otherwise.

     3.4 AUTHORITY; APPROVAL. The Company has all requisite corporate power and authority to consummate the Spin-Off. The consummation by the Company of the Spin-Off has been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to consummate the Spin-Off.

     3.5 NO CONFLICT. To the knowledge and belief of Alta, Power and Moorer, the consummation of the Spin-Off and any other transaction contemplated hereby do not and will not (i) conflict with or violate the Organizational Documents of the Company or any of its subsidiaries, (ii) conflict with or violate any Laws applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, instrument, obligation (whether written or oral) ("Contract") to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected.

     3.6 NO APPROVALS NECESSARY. Except for approvals from the Federal Communications Commission, the Spin-Off and performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, other than (i) any such consents, approvals, authorizations or permits that have been obtained or such filings or notifications that have been made, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent or delay consummation of the Spin-Off or the other transactions contemplated in this Agreement.

     3.7 SEC DOCUMENTS; FINANCIAL STATEMENTS. The Company has filed with the Securities and Exchange Commission ("SEC") all reports, forms, schedules and statements and other documents required to be filed by it (the "SEC Documents"). As of their respective filing dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Documents complied, as of their respective filing dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     3.8 ABSENCE OF LITIGATION. To the knowledge and belief of Alta, Power and Moorer, there is no Litigation pending or threatened against, directly affecting or directly involving the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries, or which seek to prevent or challenge the Spin-Off or the other transactions contemplated hereby, or which seek to challenge the record ownership of the Shares by the Sellers, and neither the Company nor any of its subsidiaries is subject to any continuing Orders, including, without limitation, cease-and-desist or other orders.

     3.9  TAXES.

          3.9.1 Except as disclosed on Exhibit C, the Company and each of its subsidiaries has (i) filed in accordance with all applicable Laws (without having to pay penalties) all Returns required to be filed by it, (ii) paid all Taxes shown to have become due pursuant to such returns, and (iii) paid all Taxes (other than those being contested in good faith) for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable. All returns filed by the Company and each of its subsidiaries with respect to Taxes are true, complete and correct, in all material respects. The accruals for Taxes set forth on the balance sheets as of March 31, 1998 and September 30, 1998 fully cover all known or contingent liabilities for Taxes through the date thereof.

          3.9.2 To the knowledge and belief of Alta, Power and Moorer, there is no Litigation pending or proposed with respect to any liability for Tax that relates to the Company or any of its subsidiaries. All amounts required to be collected or withheld by the Company or any of its subsidiaries with respect to Taxes have been duly collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly remitted; no extension of time within which to file any Return that relates to the Company or any of its subsidiaries has been requested, which Return has not since been filed; there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Return that relates to the Company or any of its subsidiaries which remain in effect; there are no tax rulings, requests for rulings, or closing agreements to which the Company or any of its subsidiaries is a party or is subject which could affect its liability for Taxes for any period after the Closing. No power of attorney has been granted by the Company or any of its subsidiaries with respect to any matter relating to Taxes of the Company or any of its subsidiaries which is currently in force; the Company and each of its subsidiaries have made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable provisions of state, local or foreign law. The Company was not included and is not includible in any consolidated, combined or unitary Return with any other corporation. The Company is not and has not been a party to any tax sharing agreement (including any agreement or arrangement regarding Taxes with respect to any entity that has been sold or disposed by the Company or any of its subsidiaries). To the knowledge and belief of Alta, Power and Moorer, there does not exist any fact or condition which, if known to any taxing authority having jurisdiction, would likely result in the issuance of a notice of proposed deficiency or similar notice of intention to assess Taxes against the Company or any of its subsidiaries, and no issue has arisen in any examination of any of the Company or any of its subsidiaries by any taxing authority that if raised with respect to any other period not so examined would result in a deficiency for such other period, if upheld.

          3.9.3 For purposes of this Section 3.9, references to the Company and each of its subsidiaries shall include former subsidiaries of the Company for the periods during which the Company owned any such corporations, directly or indirectly.

     3.10 ACCURACY OF INFORMATION; FULL DISCLOSURE. With respect to any documents furnished by the Sellers or the Company to Purchaser in connection with the transactions contemplated hereby, the copies furnished by the Purchasers are true, correct and complete in all material respects. Neither this Agreement, nor any certificate, exhibit, schedule or other instrument or list or information furnished by the Company pursuant to this Agreement, or any of the documents furnished to Purchaser by the Company or Sellers or their representatives, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary in order to make the statements contained herein or therein, in the light of the circumstances in which they were made, not misleading. To the knowledge and belief of Alta, Power and Moorer, there is no fact that has not been disclosed to Purchaser that has or could reasonably be expected to have a Company Material Adverse Effect, or that could be expected to impair the ability of the Sellers to perform this Agreement and the transactions contemplated hereby.

     3.11 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.12 COMPLIANCE WITH LAWS. To the knowledge and belief of Alta, Power and Moorer, the Company and its subsidiaries are in compliance in all material respects with all Laws in all jurisdictions in which the Company or any of its subsidiaries is presently doing business.

     3.13  NO LIABILITIES FOLLOWING SPIN-OFF.     On the Closing Date, except
for any liability for Taxes as a result of the distribution in the Spin-Off, the Company shall not have any liabilities or obligations of any nature, actual or contingent, nor, to the knowledge and belief of Alta, Power and Moorer, shall there be any facts which could form the basis for any liability or obligation.

4.   Representations and Warranties of Purchaser.
     -------------------------------------------
     Purchaser hereby represents and warrants to the Sellers that:

     4.1 ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the province of British Columbia, and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective business as is now being conducted.

     4.2 AUTHORITY. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by the Sellers, constitutes the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally.

     4.3 NO CONFLICT. The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not,
(i) conflict with or violate the Purchaser's Organizational Documents, or (ii) conflict with or violate any Laws applicable to Purchaser or by which any of its properties is bound or affected.

5.   Covenants.
     ---------

     5.1 Sellers shall not (and shall cause the Company not to) take any action, or omit to take any action, the effect of which would reasonably be expected to cause any of the representations and warranties contained in
Section 2 or Section 3 of this Agreement to be inaccurate as of the Closing or any time prior thereto, except as to representations and warranties made as of a specific date, authorize any of the foregoing, or enter into any Contract to do any of the foregoing.

     5.2 ACCESS AND INFORMATION. From the date hereof until the Closing, Sellers shall, and shall cause the Company, its subsidiaries, officers, directors, employees and agents, to, (i) afford to the Purchaser and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the "Purchaser Representatives") reasonable access to the books and records and contracts of the Company and its subsidiaries and (ii) furnish promptly to the Purchaser and the Purchaser Representatives all information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including, without limitation, financial, operating, technical and other data and information) as may be reasonably requested, from time to time, by the Purchaser or any Purchaser Representative.

     5.3  BEST EFFORTS; CONSENTS; FILINGS.

          5.3.1 Subject to the terms and conditions of this Agreement, the Purchaser and the Sellers shall use their reasonable best efforts to (i) take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Purchaser, the Company or the Sellers in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Spin-Off; (iii) make all necessary filings, and thereafter make any other required submissions, notifications and filings with respect to this Agreement and the Spin-Off, provided, however, that the Purchaser and the Sellers shall cooperate with each other in connection with the making of all such filings, including, without limitation, providing copies of all such documents to the non-filing party and its advisors prior to any filing and, if requested, to accept all reasonable additions, deletions or changes suggested by the non-filing party in connection therewith; (iv) satisfy the requirements of any Law; and (v) remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto all benefits contemplated by this Agreement.

          5.3.2 Each of the Sellers and the Purchaser shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, its reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, or (ii) otherwise required in connection with the consummation of the transactions contemplated herein.

          5.3.3 Each of the parties hereto shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Purchase in accordance with the terms and conditions of this Agreement.

     5.4 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the others of (i) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty or on its part contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing, and (ii) any material failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     5.5 ASSETS TO SATISFY TAX LIABILITIES. Sellers shall cause the Company to retain certain assets (the "Retained Assets") that will not be distributed in the Spin-Off, including (i) true, correct and legible copies of the Company's shareholder, corporate, financial, tax and other files, reports, correspondence, books, records and documents, so that the Company shall continue to be able to file its SEC reports, prepare audited financial statements, respond to claims relating to the period preceding the Closing, file tax returns and comply with Laws, (ii) sufficient amounts represented by a recourse note ("Note") receivable bearing 7% interest, compounded annually from Four Rivers Broadcasting, Inc. ("Four Rivers") in form and substance reasonably acceptable to Purchaser (which note shall be unconditionally guaranteed by Alta pursuant to a guarantee which shall be in form and substance reasonably acceptable to Purchaser) to satisfy any liabilities for Taxes owing by the Company arising as a result of the Spin-Off. Alta shall purchase the Note upon the earlier of (i) the date of filing by the Company of its Return for federal income taxes covering the taxable period during which the Spin-Off occurred, and (ii) upon the sale (or series of related sales) by Four Rivers of an asset (or related assets) for aggregate proceeds amounting to $400,000 or more, at a purchase price equal to the aggregate amount of any and all state and/or federal income taxes payable by the Company.

     5.6 COOPERATION WITH RESPECT TO PRESS RELEASES. Sellers and Purchaser shall consult each other and reasonably cooperate in connection with any press releases discussing this Agreement or the transactions consummated hereunder.


     5.7 MERGER AGREEMENT. Following the Closing, the Company shall enter into a merger agreement with Interactive Radio Group, Inc no later than January 31, 1999. Whereby such merger agreement shall be subject to the approval of the Interactive Radio Group, Inc. shareholders and the effectiveness of an S-4 filing with the Securities and Exchange Commission in order to consummate such merger.

6.   Indemnification.
     ---------------

     6.1 INDEMNIFICATION OBLIGATIONS OF EACH SELLER. Each Seller shall indemnify and hold harmless Purchaser, severally and not jointly any of its subsidiaries and affiliates and their respective officers, directors, employees, agents, representatives, advisors and stockholders (collectively, the "Indemnified Parties") from and against any losses, claims, obligations, liabilities, dimunitions in value, expenses (including, without limitation, fees and disbursements of counsel) or other damages (collectively, "Losses") caused by or arising out of (i) the failure in whole or in part of such Seller to satisfy its obligations pursuant to this Agreement; or (ii) any breach by such Seller of any representation or warranty of such Seller in Section 2 of this Agreement.

     6.2 INDEMNIFICATION OBLIGATIONS OF ALTA, POWER, AND MOORER. Alta (in consideration of its status as the beneficiary of the transfer of assets by the Company to Alta contemplated pursuant to the Spin-Off), Power and Moorer (in consideration of their status as officers and directors of Alta and the Company), (collectively, the "Indemnifying Parties"), jointly and severally, hereby agree to and shall unconditionally indemnify, defend and hold harmless the Indemnified Parties from and against: (i) any Losses of the Company to the extent that such Losses are attributable to, relate to, arise out of or accrued during any and all periods of time up to and including the Closing (the "Pre-Closing Period"), including, without limitation, Losses caused by or arising out of (x) any claim(s) of any kind or nature whatsoever by any shareholder or debtholder of the Company that any stockholder, director or employee of the Company breached any duties (fiduciary or otherwise) to any stockholder or debtholder in connection with any transaction of the Company whatsoever regardless of nature, including but not limited to, the Spin-Off and the Purchase, and (y) any claim for any Taxes owing by the Company attributable to operations, transactions or events occurring during the Pre-Closing Period, including, without limitation, Taxes owing in connection with the Spin-Off; and (z) any claims relating to any violations (or alleged violations) of any laws, regulations or government orders or permits; (ii) Losses related to or arising out of the failure in whole or in part of the Indemnifying Parties to satisfy any obligations pursuant to this Agreement;
(iii) Losses attributable to or arising out of any breach of the representations and warranties made by the Indemnifying Parties herein; (iv) any Losses relating to or arising out of any violations (or alleged violations) of any Law in connection with any distribution of the shares of Alta by the Spin-Off Trust; and (vi) any Losses relating to or arising out of claims brought against the Company as a result of any actions, transactions or omissions to act by Alta, the Spin-Off Trust or their affiliates after the closing of the Purchase. Notwithstanding the foregoing, the Indemnified Parties shall not be entitled to indemnification from the Indemnifying Parties under this Section 6.2 until the aggregate amount of all Losses pursuant to
Section 6.2 against which all Indemnified Parties are so entitled to indemnification exceeds $20,000 and then only to the extent in excess of $20,000 and the aggregate amount that may be recovered from the Indemnifying Parties pursuant to this Section 6.2 shall not exceed $2,000,000; provided, however, the foregoing shall not limit any of the Indemnified Parties' rights to indemnification pursuant to Section 6.1.

     6.3  CLAIMS FOR INDEMNIFICATION.

          6.3.1 TIME FOR ASSERTING CLAIMS. Claims for indemnification hereunder (other than claims relating to (i) Taxes or claims arising out of or related to the Spin-Off, (ii) claims with respect to the representations and warranties contained in Section 2 hereof or (iii) claims related to Contracts entered into by the Company prior to the Closing) may only be asserted during the period beginning on the date hereof and ending on the second anniversary of the Closing. Claims for indemnification related to Taxes, claims arising out of or related to the Spin-Off and claims related to Contracts entered into by the Company prior to the Closing may only be asserted during the period beginning on the date hereof and ending on the date which is 60 days after the expiration of the relevant statute of limitations with respect to the underlying claim (i.e., the underlying liability for Taxes or liability or claim related to the Spin-Off which gave rise to the claim for indemnification). Claims with respect to the representations and warranties contained in Section 2 hereof may be brought at any time following the Closing.

          6.3.2 ALLOCATION OF LIABILITIES. The Indemnifying Parties pursuant to Section 6.2 may agree among themselves as to the allocation among them of any liability for indemnification pursuant hereto, but no such agreement shall affect the joint and several liability of any of them to any Indemnified Party.

          6.3.3     PROCEDURE.

               6.3.3.1 Promptly after receipt by an "Indemnified Party of notice of the commencement of any action or claim, such Indemnified Party will, if a claim in respect of such action is to be made against a party providing indemnification pursuant to this Agreement (an "Indemnifying Party"), notify the Indemnifying Parties in writing of the commencement thereof; but the omission so to notify the Indemnifying Parties will not relieve it from any liability which it may have to any Indemnified Party except to the extent the Indemnified Parties are prejudiced as a proximate result of such failure.

               6.3.3.2 In case any such action is brought against any Indemnified Party, and such Indemnified Party seeks or intends to seek indemnity from the Indemnifying Parties, the Indemnifying Parties will be entitled to participate in the defense of such action, and, if the Indemnifying Party confirms to the Indemnified Party in writing that the Indemnifying Party is liable for all Losses arising out of such action and provides reasonable assurance of its ability to satisfy such Losses, it may, to the extent that it wishes, jointly with all other Indemnifying Parties similarly notified, assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party; provided, however, if the Indemnified Party shall have reasonably concluded that there is likely to be a conflict between the positions of the Indemnifying Parties and the Indemnified Party in conducting the defense of any such action or that there are likely to be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the Indemnifying Parties, the Indemnified Party or Parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties.

               6.3.3.3 Upon receipt of notice from the Indemnifying Parties to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of counsel, the Indemnifying Parties will not be liable to such Indemnified Party under this provision for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) the Indemnified Party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the last sentence of Section 6.3.3.2 or (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the Indemnifying Parties.

               6.3.3.4 The Indemnifying Parties shall not settle any such action (except under circumstances involving no payment by or injunction or other adverse consequences against the Indemnified Party and where the person bringing such action provides a general release in favor of the Indemnified Party) without the consent of the Indemnified Party, which shall not be unreasonably withheld.

     6.4 INDEMNIFICATION BY THE COMPANY. Following the Closing, the Company and Ron Conquest ("Conquest") shall indemnify, defend and hold harmless the Sellers, any of their subsidiaries and affiliates and their respective officers, directors, employees, agents, representatives, advisors and stockholders (collectively, the "Seller Indemnified Parties") from and against any Losses to the extent that such Losses are attributable to activities of the Company following the Closing; provided, no claims may be made against Conquest pursuant to this Section 6.4 after the date which is two years following the date of the Closing.

7.   Closing Conditions.
     ------------------

     7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT. The respective obligations of each party to effect the Purchase and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          7.1.1 NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which restricts, prevents or prohibits consummation of the Purchase or any other transactions contemplated in this Agreement.

          7.1.2 GOVERNMENT CONSENTS. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by the Purchaser, the Sellers and the Company prior to consummation of the transactions contemplated in this Agreement shall have been obtained from and made with all required Governmental Entities, and all requirements of any Law.

          7.1.3 SECURITIES ACT AND "BLUE SKY" LAW COMPLIANCE. The offer, sale, and delivery of the Shares under the circumstances contemplated by this Agreement shall constitute exempted transactions under the Securities Act and under any relevant "blue sky" laws, and registration of such shares under the Securities Act and such "blue sky" laws shall not be required in connection with any such offer, sale, or delivery of such shares.

     7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to effect the Purchase and the other transactions contemplated herein are also subject to the following conditions:

          7.2.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of each of the Sellers contained in this Agreement shall be true and correct in all material respects, when made and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date. The Purchaser shall have received a certificate from each Seller (relating to each such Seller, respectively), as of the Closing Date, to such effect.

          7.2.2 AGREEMENTS AND COVENANTS. Each of the Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Purchaser shall have received a certificate from each Seller (relating to each such Seller, respectively), as of the Closing Date, to that effect.

          7.2.3 NO CHALLENGE. There shall not be pending or overtly threatened any judicial or administrative action, proceeding or investigation by any Governmental Entity (i) challenging or seeking damages in connection with the Purchase, (ii) seeking to restrain or prohibit the consummation of the Purchase or the Spin-Off.

          7.2.4 RESIGNATIONS. All directors of the Company shall have resigned at or prior to the Closing as directors and members of all committees of the Board of Directors of the Company in writing effective immediately after the Closing, and Sellers shall have caused Ron Conquest and Greg Mastroieni to be appointed as the sole directors of the Company. All officers of the Company shall have resigned as officers of the Company at or prior to the Closing, in writing effective immediately after the Closing subject to acceptance by the Purchaser.

     7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligation of the Sellers to effect the Purchase and the other transactions contemplated in this Agreement is also subject to the following conditions:
          7.3.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date, as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date. The Sellers shall have received a certificate of an executive officer of the Purchaser to such effect.

          7.3.2 AGREEMENTS AND COVENANTS. The Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Sellers shall have received a certificate of an executive officer of the Purchaser to that effect.

          7.3.3 NO CHALLENGE. There shall not be pending or threatened any action, proceeding or investigation by any Governmental Entity challenging or seeking damages in connection with the Purchase.

8.   Termination.
     -----------

     8.1  This Agreement may be terminated at any time prior to the Closing
Date:

          8.1.1     by mutual consent of the Purchaser and the Sellers;

          8.1.2 by the Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of the Sellers set forth in this Agreement, or if any representation or warranty of the Sellers shall have become untrue, in either case such that the conditions set forth in
Section 7.2.1 or Section 7.2.2 would not be satisfied and in either case not less than five business days after notice of such breach by the Purchaser to the Sellers;

          8.1.3 by the Sellers, upon a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.3.1 or Section 7.3.2 would not be satisfied and in either case not less than five business days after notice of such breach by the Sellers to the Purchaser; or

          8.1.4 by either the Purchaser or the Sellers, if there shall be any final, non-appealable Order imposed by a court of competent jurisdiction preventing the consummation of the Purchase.

     8.2 EFFECT OF TERMINATION. Except as otherwise provided herein, in the event of the termination of this Agreement pursuant to Section 8.1.1,
8.1.4 or 8.1.5, this Agreement shall forthwith become void, there shall be no liability on the part of the Purchaser or the Sellers or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease.

9.   General Provisions.
     ------------------

     9.1 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and covenants of each party hereto shall survive the Closing.

     9.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:

(a) If to Seller:        Alta California Broadcasting, Inc.
                         11 Sundial Circle, Suite #17
                         Post Office Box 3463
                         Carefree, Arizona  85377

(b) If to Purchaser:     Andaman Investments Inc.
                         c/o Albert Raponi
                         700 West Pender Street, Suite 505
                         Vancouver, BC, Canada  V6C 1G8

(c) With a Copy to:      Redwood Broadcasting, Inc.
                         5010 East Shea Blvd., Suite A-208
                         Scottsdale, Arizona  85254

     9.3. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     9.5 ENTIRE AGREEMENT. This Agreement, together with the Exhibits hereto, and the Indemnity Agreement, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     9.6 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors or representatives at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     9.7 ASSIGNMENT. This Agreement shall not be assigned by any party hereto, except that the Purchaser may assign its rights and obligations hereunder to any party.

     9.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.9 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     9.10 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona without regard to rules respecting conflicts of law.

     9.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     9.12 EXPENSES. Each party hereto shall bear its own expenses in connection with the Purchase and the other transactions contemplated by this Agreement, except that the Alta shall be responsible for any out-of-pocket expenses (including legal, accounting and finder's fees) incurred by the Company prior to the Closing Date hereof.

IN WITNESS WHEREOF, the Purchaser and the Sellers have caused this Agreement to be executed as of the date first written above by their respective officers and representatives thereunto duly authorized.

ANDAMAN INVESTMENTS INC.



By:  _______________________________


ALTA CALIFORNIA BROADCASTING, INC.



By:  _______________________________
     John C. Power, President


By:  _______________________________
     J. Andrew Moorer, CFO



________________________________
J. Andrew Moorer (Individually)


________________________________
John C. Power (Individually)

Ron Conquest, by his signature below, joins in and agrees to the provisions of Sections 6.4 of this Agreement, but shall not be bound by or obligated with respect to any other provisions of the Agreement.


________________________________
Ron Conquest



                    SIGNATURE PAGE FOR SELLING SHAREHOLDERS

Redwood Microcap Fund, Inc.
413,397 Shares


By:  _______________________________
     John C. Power, President


Rockies Fund, Inc.
225,000 Shares


By:  _______________________________
     Stephen Calandrella, President


Ratna Enterprises, LLC
30,000 Shares


By:  _______________________________
     Clifford Neuman, Manager


____________________________________
Allan Williams, 7,603 Shares


____________________________________
Edward Gizdich, 14,000 Shares

                                   EXHIBIT A

                             CERTAIN DEFINED TERMS

     "Company Material Adverse Effect" shall mean any change or effect that, individually or when taken together with all other such changes or effects of the same general type, is or is reasonably likely to be materially adverse to the assets, financial condition, business, operations or prospects of the Company and its subsidiaries, taken as a whole at the time of such change or effect

     "Encumbrances" shall mean, with respect to any real or personal, tangible or intangible property, any lien, charge, reservation, right of entry, possibility of reverter, encroachment, easement, right of way, restrictive covenant, lease, security interest (whether based on common law, statute or contract and, including without limitation, any interest arising from any capitalized lease, conditional sale, trust receipt or deposit interest), option, right of first refusal, right of first offer, voting trust arrangements or any other imperfection of title or right by any person to assert a claim with respect to such property.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Law" shall mean any foreign, federal, state or local law, statute, treaty, ordinance, rule, regulation, order, writ, injunction, decree, judgment or decree.

     "Litigation" means any claim, action, suit, litigation, proceeding, or arbitration, investigation of any kind, at law or in equity, (including actions or proceedings seeking injunctive relief).

     "Order" shall mean a judgment, order, writ, injunction, rule, decree or award of any Governmental Entity or arbitrator.

     "Returns" shall mean any and all returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Entity or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign Governmental Entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

                                   EXHIBIT B

                  NUMBER OF SHARES BEING SOLD BY EACH SELLER


                              Number of Shares
Name of Seller                Being Sold               Dollar Amount
--------------                ----------------         -------------

Redwood Microcap              413,397 Shares           $37,205.73
Fund, Inc.

Rockies Fund, Inc.            225,000 Shares           $20,250.00

Ratna Enterprises, LLC        30,000 Shares            $2,700.00

Allan Williams                7,603 Shares             $684.27

Edward Gizdich                14,000 Shares            $1,260.00

                                   EXHIBIT C


                                  TAX MATTERS